Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports First Quarter 2012 Financial Results

Reaffirms 2012 Outlook

Columbus, Ohio – April 26, 2012—Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen weeks ended March 25, 2012. In addition, the Company reaffirmed its 2012 outlook.

Selected First Quarter 2012 Highlights Compared to the First Quarter 2011 Include the Following:

•	Revenues increased 8.8% to $98.4 million from $90.4 million.

•	Total comparable restaurant sales increased 0.2%.

•	Comparable restaurant sales increased 0.7% at BRIO and decreased 0.4% at BRAVO!

•	Restaurant-level operating profit increased 9.0% to $17.2 million from $15.8 million.

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GAAP net income was $3.8 million, or $0.18 per diluted share, compared to GAAP net income of $4.5 million, or $0.22 per diluted share and modified pro forma net income of $3.7 million, or $0.18 per diluted share. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

Saed Mohseni, Chief Executive Officer and President, said, “We had a good quarter characterized by modest comparable sales growth and improved operating margins. We also incurred higher preopening expenses during the quarter as a result of the increased number of store openings compared to the prior year. For 2012, we are on track to develop nine new restaurants and remain confident that they will provide us with attractive returns on invested capital. We are also pleased to be maintaining our prior financial outlook of annualized diluted EPS growth of approximately 20% to 25%, which exceeds our long-term growth model.”

Mohseni continued, “Our 2012 initiatives are ‘guest-centric’ and designed to strengthen our connectivity and widen our appeal. In late April, both brands launched new menus that demonstrate our ability to innovate and keep our offerings fresh. Additionally over the next two quarters, we will be introducing online ordering at BRIO and catering capabilities at BRAVO! to capitalize on meal occasions outside of our four walls.”

First Quarter 2012 Financial Results

Revenues increased $8.0 million, or 8.8%, to $98.4 million in the first quarter of 2012, from $90.4 million in the first quarter of 2011. The increase in revenues was primarily due to an additional 92 operating weeks provided by three new BRIO restaurants, opened in the first quarter of 2012, and eight new restaurants, six BRIO and two BRAVO! restaurants opened in 2011. Total comparable restaurant sales increased 0.2%, which included a 0.1% increase in guest counts.

Total restaurant operating costs increased $6.6 million, or 8.8%, to $81.2 million in the first quarter of 2012, from $74.6 million in the same period last year. Total restaurant-level operating profit increased 9.0% to $17.2 million from $15.8 million in the first quarter of 2011. As a percentage of revenues, total restaurant-level operating profit increased to 17.5% in the first quarter of 2012 from 17.4% in the same period last year. This was primarily attributable to a year-over-year decrease in cost of sales and operating costs, which were partially offset by higher labor costs primarily related to new restaurant openings.

GAAP net income in the first quarter of 2012 was $3.8 million, or $0.18 per diluted share, compared to GAAP net income of $4.5 million, or $0.22 per diluted share, and modified pro forma net income of $3.7 million, or $0.18 per diluted share, in the same period last year. Note that the Company believes modified pro forma net income offers a more useful year-over-year performance comparison. Please see the accompanying financial tables for a reconciliation from GAAP net income to modified pro forma (non-GAAP) net income.

First Quarter 2012 Brand Operating Highlights

Comparable restaurant sales at BRIO increased 0.7% in the first quarter of 2012 and average weekly sales were $99,500. Comparable restaurant sales at BRAVO! decreased 0.4% and average weekly sales were $65,400.

During the first quarter, the Company opened BRIO restaurants in Baltimore, Maryland; Bethesda, Maryland; and Yonkers, New York.

As of March 25, 2012, the Company owned and operated 47 BRAVO!, 48 BRIO and one Bon Vie restaurant across 30 states.

2012 Outlook

Based upon our results as of March 25, 2012 and projections for the remainder of the year, the Company is reaffirming its 2012 outlook as follows:

•	Revenues are expected in the $415 million to $420 million range.

•	Total comparable restaurant sales are expected to increase 1.0% to 2.0%.

•	Development of nine restaurants, including one restaurant operating under a management agreement.

•	Pre-opening costs of approximately $4.5 million to $5.0 million.

•	Diluted earnings per share of $0.92 to $0.97.

•	Capital expenditures of $24.0 million to $26.0 million.

•	Diluted share count of approximately 20.7 million.

•	Estimated annual effective tax rate of 30.0%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss first quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O'Connor, Chief Financial Officer, and Brian O’Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 298-3511, or for international callers (719) 325-2249. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4803755. The replay will be available until Thursday May 10, 2012.

The call will be webcast live from the Company's investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.’s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2012.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy/Raphael Gross

(203) 682-8200

investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS -

GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA

THIRTEEN WEEKS ENDED MARCH 25, 2012 AND MARCH 27, 2011

(Dollars in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks
	Ended		Ended
	March 25,		March 27,
	2012		2011
	(Unaudited)		(Unaudited)
Revenues	$98,377		$90,418

Costs and Expenses
Cost of Sales	25,637	26.1%	24,289	26.9%
Labor	34,155	34.7%	30,484	33.7%
Operating	14,899	15.1%	14,023	15.5%
Occupancy	6,490	6.6%	5,850	6.5%
General and administrative expenses	5,697	5.8%	6,013	6.7%
Restaurant preopening costs	1,362	1.4%	543	0.6%
Depreciation and amortization	4,413	4.5%	4,106	4.5%

Total costs and expenses	92,653	94.2%	85,308	94.3%

Income from operations	5,724	5.8%	5,110	5.7%
Net interest expense	354	0.4%	480	0.5%

Income before income taxes	5,370	5.5%	4,630	5.1%
Income tax expense	1,611	1.6%	83	0.1%

Net income	$3,759	3.8%	$4,547	5.0%

Basic earnings per share	$0.19		$0.24

Diluted earnings per share	$0.18		$0.22

Basic shares	19,501		19,251

Diluted shares	20,582		20,537

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

	1st Quarter 2012		1st Quarter 2011
Income Tax Expense (1)	—		(1,486)
Secondary Offering Costs (2)	—		600

Total Adjustments	—		(886)

Modified Pro Forma Net Income	$3,759		$3,661

Basic Earnings Per Share—Pro Forma	$0.19		$0.19

Diluted Earnings Per Share—Pro Forma	$0.18		$0.18

Basic Shares	19,501		19,251

Diluted Shares	20,582		20,537

Notes to adjustments shown above:

1.	In 2011, our net deferred tax assets were offset by a full valuation allowance. This adjustment reflects a tax rate of 30.0% which reflects our estimated effective tax rate for 2012.

2.	Reflects the non-recurring costs, incurred by the Company, associated with the secondary offering of the Company's common shares by certain of the Company's existing shareholders, completed on April 1, 2011. The Company did not receive any proceeds from the offering.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 25, 2012 and DECEMBER 25, 2011

(Dollars in thousands)

	March 25,	December 25,
	2012	2011
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$5,252	$10,093
Accounts receivable	5,802	6,403
Tenant improvement allowance receivable	2,583	1,219
Inventories	2,453	2,767
Deferred income taxes, net	2,746	2,328
Prepaid expenses and other current assets	1,953	2,367

Total current assets	20,789	25,177

Property and equipment — net	168,175	163,208

Deferred income taxes, net	54,621	55,811

Other assets — net	3,346	3,430

Total assets	$246,931	$247,626

Liabilities and stockholders' equity

Current liabilities
Trade and construction payables	$11,653	$13,058
Accrued expenses	22,852	20,183
Current portion of long-term debt	1,903	1,714
Deferred lease incentives	5,936	5,639
Deferred gift card revenue	8,036	10,863

Total current liabilities	50,380	51,457

Deferred lease incentives	63,569	62,565

Long-term debt	25,240	30,857

Other long-term liabilities	18,723	18,163

Commitments and contingencies

Stockholders’ equity
Common shares, no par value per share—authorized, 100,000,000 shares; issued and outstanding, 19,532,052 at March 25, 2012 and 19,476,559 December 25, 2011	193,710	193,034
Preferred shares, no par value, per share — authorized, 5,000,000 shares; issued and outstanding, 0 shares at March 25, 2012 and December 25, 2011	—	—
Retained deficit	(104,691)	(108,450)

Total stockholders’ equity	89,019	84,584

Total liabilities and stockholders' equity	$246,931	$247,626

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